Exhibit 10.1
REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) dated November 9, 2011, among AXION INTERNATIONAL HOLDINGS, INC., a Colorado corporation (“Borrower”) and SAMUEL G. ROSE, an individual resident of the State of Florida  (“Lender”).

RECITALS

Lender and Borrower have agreed to a loan facility under which Lender will lend up to $2,000,000 to Borrower, on a revolving basis, pursuant to the terms and conditions set forth herein and in the documents and instruments entered into in connection herewith.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.  Definitions.

1.1           Capitalized Terms.  For the purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Account Debtor” means any of Borrower’s customers and all other Persons obligated to Borrower on an Account.

“Accounts” and “Accounts Receivable” means and includes all of Borrower’s presently existing and hereafter arising or acquired accounts, receivables and all present and future rights of Borrower to payment for goods sold or leased or for services rendered, including, without limitation, those which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance.

“Agreement” means this Revolving Credit Agreement as the same may hereafter be amended from time to time.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time, or any successor statute.

“Borrowing Base” means as of the date of determination, the sum of (i) Borrower’s Accounts (but only to the extent such Accounts arise from bone-fide sales to third parties not affiliated with Borrower, and are not more than sixty days old), plus (ii) the actual cost of Borrower’s Inventory, determined in accordance with GAAP.

“Borrowing Base Certificate” means a certificate, in the form reasonably required by the Lender, signed by a duly authorized officer of Borrower, that computes the Borrowing Base, together with any memo of returns and credits, remittance report, schedule of Accounts and such other supporting documents and materials which the Lender, in its reasonable discretion, may require to be delivered with such certificate.

“Collateral” means and includes all Accounts and Inventory, whether now existing or hereafter acquired or arising, together with (a) all books, records, ledger cards and other property pertaining to any of the foregoing, and (b) all products and proceeds of any of the foregoing, and all insurance proceeds related to any of the foregoing, including, without limitation, any claims against third parties for loss or damage to or destruction of any or all of the foregoing and any cash, negotiable instruments and other instruments of money, chattel paper, security agreements or other documents.

“Commitment Amount” means the obligation of the Lender to make Revolving Credit Loans up to an aggregate principal amount at any one time outstanding equal to Two Million Dollars ($2,000,000), as the same may be reduced hereunder from time to time.

“Common Stock” means shares of Borrower’s common stock, no par value.

“Credit Documents” means, collectively, this Agreement, the Note, the UCC-1 financing statement and the Security Agreement, either as originally executed or as the same may from time to time be supplemented or amended with the written consent of the Lender.

“Credit Extension” means a borrowing of a Loan hereunder.

“Credit Extension Date” means each date on which a Credit Extension is made.

“Debt” means, as to any Person, without duplication:  (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, note or similar instruments; (b) all obligations of such Person for the deferred purchase price of property or services (including, without limitation, obligations under agreements not to compete); (c) all capital lease obligations of such Person; (d) all obligations of others of the kind described in clauses (a), (b) or (c) hereof secured by a Lien on any asset or revenues of such Person or a subsidiary of such Person, whether or not such obligation is assumed by such Person or the subsidiary of such Person; (e) all obligations of others of the kind described in clauses (a), (b) or (c) hereof to the extent directly or indirectly guaranteed by such Person or a subsidiary of such Person or in respect of which such Person or a subsidiary of such Person is contingently or otherwise liable; and (f) all obligations of such Person, contingent or otherwise, in respect of any letters of credit, bankers’ acceptances or similar instruments.

“Default” means any condition or event which constitutes an Event of Default or which would become an Event of Default with the giving of notice or lapse of time or both.

“Dollars” and “$” means dollars in lawful money of the United States of America.

“Event of Default” has the meaning set forth in Section 7 hereof.

“GAAP” means generally accepted accounting principles applied on a consistent basis.

“Government” means the government of the United States of America, the government of any other nation, any political subdivision of the United States of America or any other nation (including, without limitation, any state, territory, federal district, municipality or political entity).

“Interest Rate” means Twelve Percent (12%).

“Inventory” has the meaning ascribed to it in the UCC.

“Lien” means, with respect to any asset, any security interest, mortgage, pledge, assignment, lien or other encumbrance of any kind.

“Loan” means the Revolving Credit Loan.

“Material Adverse Change” or “Material Adverse Effect” means a material adverse change in, or material adverse effect on, the business, results of operations, operations, financial condition, cash flows or assets of the Borrower, or on the ability of the Borrower to perform its obligations hereunder or under the Credit Documents or on the ability of the Lender to enforce the terms of any of the Credit Documents.

“Maturity Date” means September 30, 2012.

“Note” means the Revolving Credit Note.

“Person” means any individual, corporation, partnership, association, trust or other entity or organization, including a Government.

“Post-Default Rate” means, in respect of any principal of any Loan or any other amount payable by the Borrower under any Credit Document which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate during the period from and including the due date to but excluding the date on which such amount is paid in full equal to Eighteen Percent (18%) per year.

“Principal Market” means the OTC Bulletin Board provided, however, that in the event the Company’s Common Stock is ever listed or traded on the NASDAQ Capital Market, NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange or the NYSE Amex, then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

“Revolving Credit Loan” has the meaning set forth in Section 2.1 hereof.

“Revolving Credit Note” has the meaning set forth in Section 2.2 hereof.

“Secured Obligations” means all loans, advances, indebtedness and each and every other obligation or liability of Borrower to Lender under this Agreement.

“Security Agreement” means the Security Agreement dated concurrently herewith executed and delivered by Borrower to the Lender, as from time to time supplemented and amended.

“Senior Officer” means a Borrower’s Chief Executive Officer or Chief Financial Officer.

“UCC” means the Uniform Commercial Code as enacted in the State of Maryland.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies:  (a) if the Common Stock is then listed or quoted on the Principal Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Market as reported by Bloomberg L.P. (based on a Business Day from 9:30 a.m. (Eastern Standard Time) to 4:00 p.m. (Eastern Standard Time), (b) if the Common Stock is not then listed or quoted for trading on the Principal Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Lender and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

1.2.          General Terms.

1.2.1.  The Borrower shall use the proceeds of the Loan for the purchase of raw materials and for the conversion cost of raw materials into finished goods.

1.2.2.  Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Lender hereunder shall be applied by the Lender,

(a)            first, to the payment of all costs and expenses of such collection, sale or other realization, including the Lender’s reasonable attorneys’ fees and disbursements;

(b)            then, to the payment in full of the Secured Obligations in accordance with the amounts then due and owing; and

(c)            then, to the extent any amounts shall remain unapplied after payment in full of the Secured Obligations then due and payable, and after payment in full of the foregoing any surplus remaining shall be paid to Borrower or to whomsoever may be lawfully entitled to receive the same.  As used in this Section 1.2.2, “proceeds” of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of Debt of the Borrower or any issuer of or obligor on any of the Collateral.

Section 2.  Commitment Amount; Borrowing Procedure; Interest Rates.

2.1.          Revolving Credit Loans.  During the period from and including the date hereof to but excluding the Maturity Date, the Lender agrees, on the terms and conditions set forth in this Agreement, to make one or more loans (“Revolving Credit Loans”) to Borrower in minimum draws of Ten Thousand Dollars ($10,000) and in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (a) the amount of the Commitment Amount as then in effect or (b) seventy percent (70%) of the Borrowing Base.  Subject to the terms of this Agreement, during such period, Borrower may borrow, repay and reborrow the amount of the Commitment Amount by means of Revolving Credit Loans.

2.2.          Revolving Credit Note.  The Revolving Credit Loans made by the Lender shall be evidenced by a single promissory note of Borrower, in substantially the form of Exhibit 2.2 hereto (the “Revolving Credit Note”), dated the date hereof, payable to the order of the Lender in a principal amount equal to the amount of the Commitment Amount as originally in effect and otherwise duly completed.  The date, amount and interest rate of each Revolving Credit Loan made by the Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and records, such recordation to constitute conclusive evidence in the absence of manifest error of the amount of such Loan and payments.

2.3.          Borrowing Procedure.  Borrower may request a Revolving Credit Loan by written notice to the Lender, via facsimile transmission, electronic mail or otherwise, no less than five (5) business days prior to the date Borrower requests that such Revolving Credit Loan be advanced, which written request shall include a Borrowing Base Certificate substantially in the form attached hereto as Exhibit 2.3, certified by a Senior Officer of Borrower that sets forth the calculation of the Borrowing Base as of such date.  The Borrowing Base Certificate shall be accompanied by copies of the purchase orders, invoices and other documents evidencing the transactions giving rise to the request for a Revolving Credit Loan.  The Lender shall make each Revolving Credit Loan by wire transfer to an account designated by Borrower within three (3) business days following Lender’s receipt of the foregoing, or within five (5) business days if Borrower requests such Revolving Credit Loan to be disbursed by check.  Notwithstanding any provision in this Agreement to the contrary, the Lender shall not be obligated to make any disbursement or advance to Borrower during the continuance of an Event of Default.

2.4.          Interest Rates.

2.4.l.  Each Loan shall bear interest on the outstanding principal amount, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Interest Rate.

2.4.2.  Accrued Interest shall be paid in full by Borrower in cash on the first business day of each month.  Provided that Lender gives written notice to Borrower (30) days in advance, Lender may elect to accept all or any portion of such accrued Interest in the form of Common Stock. If Interest is paid in the form of Common Stock, such stock shall be valued at the lesser of (a) eighty (80) cents per share, or (b) ten (10) cents per share less than the average VWAP for the thirty (30) days ending one (1) trading day prior to the date of issuance.

2.4.3.  Notwithstanding the provisions of the preceding Section 2.4.1, all unpaid principal of any Revolving Credit Loan shall bear interest after maturity (whether by acceleration or otherwise) at a rate per annum equal to the higher of (a) the rate in effect prior to such maturity or (b) the Post-Default Rate.

2.4.4.  Interest shall be calculated on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed (including the first day but excluding the last day).

2.5.          Maturity of Revolving Credit Loans.  Each Revolving Credit Loan shall mature, and the principal thereof shall be due and payable, on the Maturity Date.

2.6.	Optional Prepayments: Reborrowings.

2.6.1.  Borrower may at any time and from time to time prepay the Revolving Credit Loans in whole or in part, without premium or penalty.  Partial prepayments shall be in an aggregate principal amount of Ten Thousand Dollars ($10,000) or a whole multiple thereof.

2.6.2.  Subject to the terms and provisions of this Agreement and if Borrower is not then in Default hereunder, the Lender will reloan to the Borrower such amounts as have been paid and applied on the principal balance of a Revolving Credit Loan prepaid pursuant to this Section.

2.7.         Mandatory Prepayments.  If at any time the aggregate outstanding amount of the Revolving Credit Loans made hereunder is greater than seventy percent (70%) of the Borrowing Base (as shown on Borrower’s Weekly Flash Report referred to in Section 6.2.6 hereof), within three (3) business days, the Borrower shall make prepayments of one or more of the Revolving Credit Loans such that, at all times, seventy percent (70%) of the Borrowing Base equals or exceeds the aggregate outstanding amount of the Revolving Credit Loans made hereunder.  Any mandatory prepayments pursuant to this Section 2.7 shall be subject to Section 2.6.

2.8.          Conversion of Principal to Equity.  Lender may at any time and from time to time, upon 10 days written notice to Borrower, convert up to Fifty Percent (50%) of the trailing Ninety (90) day average of outstanding principal amount under the Revolving Credit Loans into Common Stock.  For purposes of this Section 2.8, Common Stock shall be valued at the lesser of (a) $0.80 per share, or (b) ten (10) cents per share less than the average VWAP for the thirty (30) days ending one (1) trading day prior to the date of issuance.  Subject to the terms and provisions of this Agreement and if Borrower is not then in Default hereunder, the Lender will reloan to the Borrower such amounts of principal as have been converted pursuant to this Section.

2.9.          Termination or Reduction of Commitment Amount.  The Borrower shall have the right, upon not less than five (5) business days’ written notice to the Lender, to terminate the Commitment Amount, or, from time to time, reduce the amount of the Commitment Amount, provided that (a) any such reduction shall be accompanied by prepayment of all of the Revolving Credit Loans then outstanding hereunder, together with accrued interest on the amount so prepaid to the date of such prepayment, to the extent, if any, that the sum of the aggregate amount of the Revolving Credit Loans made hereunder exceeds the amount of the Commitment Amount as then reduced, and (b) any such termination of the Commitment Amount shall be accompanied by prepayment in full of all of the Revolving Credit Loans then outstanding hereunder, together with accrued interest thereon to the date of such prepayment.  In addition, the Borrower shall pay to the Lender, on the date of either such prepayment, any amounts due under Sections 2.4 or 2.7 hereof.

2.10.        Maximum Rate.  Notwithstanding any provision to the contrary in this Agreement or in the Revolving Credit Note, in no event shall the interest rate charged on the Loan exceed the maximum rate of interest permitted under applicable state and/or federal usury law.  Any payment of interest that would be deemed unlawful under applicable law for any reason shall be deemed received on account of, and will automatically be applied to reduce, the principal sum outstanding and any other sums (other than interest) due and payable to the Lender under the Note, and the provisions hereof shall be deemed amended to provide for the highest rate of interest permitted under applicable law.

2.11.                          Fees.  As consideration for the Revolving Credit Loans hereby extended, the Borrower shall: (a) pay all reasonable legal and accounting costs associated with the documentation of the Revolving Credit Loans; and (b) issue to Lender 250,000 shares of restricted Common Stock.

2.12.                  Registration of Stock.

2.12.1  The Company agrees to use all commercially reasonable efforts to register all restricted Common Stock heretofore issued to Lender or hereafter issued to Lender, including but not limited to shares issued under Section 2.4.4, Section 2.8 or Section 2.11 hereof, within six (6) months following the date hereof.  If all of Lender’s Common Stock is not registered within six (6) months following the date hereof, then the Company shall redeem all of Lender’s unregistered Common Stock in cash, at a price equal to the greater of (i) the average VWAP for the thirty (30) days ending one (1) trading day prior to the date of issuance, or (b) ninety (90) cents per share.  Failure to timely so shall be an Event of Default under this Agreement.

2.12.2  Without limiting the provisions of Section 2.12.2 hereof, if the Company shall determine to register any of its securities under the Securities Act of 1933 in connection with the public offering of such securities either for its own account of any security holder, other than (A) a registration relating to employee benefit plans, (B) a registration relating to a merger or similar translation, or (C) a registration on any form that does not include substantially the same information as could be required to be included in any registration covering the sale of the shares of common stock issuable to Lender under this Agreement (upon conversion of the Note or otherwise), the Company will: (a) promptly give to the Lender written notice thereof; and (b) use commercially reasonable efforts to include in such registration (and any related qualifications under blue sky laws or other compliance) all the underlying shares of common stock specified in a written request or request, made within twenty (20) days after receipt of such written notice from the Company except the Company shall not be required to include such registerable securities if such securities are eligible for resale pursuant to Rule 144 without any restrictions or if it is an underwritten offering, the underwriter for such offering has advised the Company that it would be impractical to include in such registration statement any or all of such securities.

Section 3.  DELETED

Section 4.  Conditions Precedent.

4.1.          Initial Credit Extension.  The obligation of the Lender to make its initial Credit Extension hereunder is subject to each of the following conditions precedent (including, without limitation, that each document to be received by the Lender shall be in form and substance satisfactory to the Lender):

4.1.1.  The Lender shall have received the Note duly completed, executed and delivered by the Borrower.

4.1.2.  The Lender shall have received the duly executed Credit Documents.

4.1.3.  The Lender shall have received copies of a duly completed UCC financing statement with respect to the Collateral in the form attached hereto as Exhibit 4.1.3, in proper form for filing in Colorado and in any other jurisdictions in which such filing is necessary or appropriate to establish, perfect, protect and preserve the rights, titles, interests, remedies, powers, privileges and Liens of the Lender on such property, as a first-priority lien on the Collateral.

4.1.4.  The Lender shall have received a certificate of a Senior Officer to the effect set forth in Sections 4.2.1, 4.2.2 and 4.2.3 hereof.

4.1.5.  The Lender shall have received a Borrowing Base Certificate, duly executed and completed by a Senior Officer, setting forth the calculation of the Borrowing Base as of the initial Credit Extension Date, together with the other documents described in Section 2.3.

4.1.6.  The Lender shall have received such other certificates, opinions, documents and instruments relating to the transactions contemplated hereby as the Lender or counsel to the Lender may reasonably request.

In consideration of the Lender’s entry into this Agreement, and as security for the prompt payment when due of all sums of principal, purchase price and interest advanced by the Lender pursuant to the Note as well as for payment of any other sums owing pursuant to this Agreement, or any of the other Credit Documents, together with any and all extensions, renewals, modifications and amendments thereof and as security for the performance and observance of all of the covenants, agreements and conditions contained in the Note, this Agreement and all of the other Credit Documents, the Borrower shall, at its sole expense, execute and deliver or cause to be executed and delivered to the Lender and record or cause to be recorded, if appropriate, the Credit Documents, each of which shall be in such form and content, and executed by such persons and/or entities, as the Lender shall in its reasonable discretion require.

4.2.          Initial and Subsequent Credit Extensions.  The obligation of the Lender to make each Credit Extension to the Borrower (including, without limitation, the making of the initial Credit Extension) is subject to the further conditions precedent that, both immediately prior to such Credit Extension and after giving effect thereto:

4.2.1.  no Default shall have occurred and be continuing; and

4.2.2.  the representations and warranties made by the Borrower herein shall be true and complete on and as of the date of the making of such Loans with the same force and effect as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date); and

4.2.3.  the sum of (a) the aggregate unpaid principal amount of Revolving Credit Loans plus (b) the aggregate principal amount of the Revolving Credit Loan or Loans to be made on such Credit Extension Date (if any) shall not exceed an amount equal to the Borrowing Base reflected on the most recent Borrowing Base Certificate delivered pursuant to Sections 2.3 hereof and dated not more than thirty (30) days prior to the date of such Credit Extension.

Each request for a Credit Extension by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in Sections 4.2.1 and 4.2.2 above (both as of the date of such notice and, unless the Borrower otherwise notifies the Lender, as of the date of such Credit Extension).

Section 5.  Representations and Warranties.

The Borrower represents and warrants to the Lender:

5.1.          Existence.  The Borrower:  (a) is a corporation, duly organized and validity existing under the laws of the jurisdiction of its formation; (b) has all requisite corporate power and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

5.2.          Financial Condition.  All financial statements and information relating to Borrower which has been filed with the United States Securities and Exchange Commission (“SEC”) is materially true and correct as of the date filed and has been prepared in accordance with past practices consistently applied.

5.3.          Litigation.  There are no legal or arbitral proceedings or any proceedings by or before any Governmental or regulatory authority or agency now pending or (to the knowledge of the Borrower) threatened against the Borrower which, if adversely determined, is reasonably likely to have a Material Adverse Effect.

5.4           No Violation.  The execution, delivery and performance by the Borrower shall not contravene any law or any governmental rule or order binding on the Borrower or its respective articles of incorporation or bylaws, nor violate any agreement or instrument by which the Borrower is bound nor result in the creation of a Lien on any assets of the Borrower except the Lien granted to the Lender herein.  No notice to, or consent by, any governmental body is needed in connection with this transaction.

5.5.          Borrower Action.  The Borrower has all necessary corporate power and authority to execute, deliver and perform its respective obligations under each of the Credit Documents to which it is a party and the execution, delivery and performance thereof by the Borrower has been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validity executed and delivered by the Borrower and constitutes, and each of the Credit Documents to which the Borrower is a party when executed and delivered by the Borrower will constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

5.6           Approvals.  Except for any filings under applicable securities laws, no authorizations, approvals or consents of, and no filings or registrations with, any Governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Borrower of the Credit Documents to which it is a party or for the validity or enforceability thereof.

5.7.          Taxes.  The Borrower is delinquent in filing its federal income tax returns.    Borrower does not anticipate any material balances due upon filing its delinquent returns.  The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

5.8.          Compliance with Laws.  The Borrower is in compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon the Borrower by any law or by a governmental authority, court or agency, except to the extent the failure to so comply would not have a Material Adverse Effect.

5.9.          Disclosure.  No information, report, financial statement, exhibit, schedule or disclosure letter furnished in writing by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or other Credit Documents or included therein or delivered thereto contains any untrue statement of material fact or omits or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by the Borrower to the Lender in connection with this Agreement and the transactions contemplated hereby will be true, complete and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.  No fact is known to the Borrower (other than matters of a general economic nature) which would cause a Material Adverse Effect.

5.10.        Credit.  As security for the full and timely payment of the Secured Obligations in accordance with the terms hereof, from and after the initial Credit Extension Date, this Agreement shall create in favor of the Lender a legal, valid, enforceable and (when the financing statements referred to in Section 4.1.3 hereof have been filed in the relevant offices) perfected security interest in all right, title and interest of the Borrower in the Collateral.

5.11.        Reaffirmation.  Each request for an advance made by the Borrower pursuant to this Agreement shall, unless the Lender is otherwise notified in writing prior to the time of such advance, constitute (a) an automatic representation and warranty by the Borrower to the Lender that there does not then exist an Event of Default, and (b) a reaffirmation as of the date of said request that all of the representations and warranties of the Borrower contained in this Agreement or any of the other Credit Documents are true, accurate and correct in all material respects except with respect to those representations and warranties which are made as of a specific date.

5.12.        Survival of Representation and Warranties.  Borrower represents, warrants and covenants to the Lender that all representations and warranties of the Borrower contained in this Agreement and each of the other Credit Documents shall be true at the time of the Borrower’s execution of this Agreement and such other Credit Documents, and shall survive the execution, delivery and acceptance thereof by the Lender and the parties hereto and the closing of the transactions described therein or related thereto.

Section 6.  Covenants.

Until the later of (a) the Maturity Date or (b) the date the Commitment Amount is no longer in effect or (c) the date payment in full of the principal and interest on all Loans has been made and all other amounts payable by the Borrower hereunder has occurred:

6.1.          Litigation.  The Borrower will promptly give the Lender notice of:

6.1.1.  all legal or arbitral proceedings, and of all proceedings by or before any Governmental or regulatory authority or agency, and any material development in respect of such legal or other proceeding, affecting the Borrower, except proceedings which, if adversely determined, would not have a Material Adverse Effect; or

6.1.2.  the issuance by any United States Federal or state court or any United States Federal or state regulatory authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting or delaying, the making of Credit Extensions, or the institution of any litigation or similar proceedings seeking any such injunction, order or other restraint.

6.2.          Existence, Etc.  Borrower will:

6.2.1.  preserve and maintain its corporate existence and all of its material licenses, rights, privileges, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business and as may be required from time to time by applicable law;

6.2.2.  comply with the requirements of all applicable laws, rules, regulations and orders of Governmental or regulatory authorities if failure to comply with such requirements would have a Material Adverse Effect;

6.2.3.  pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

6.2.4.  maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

6.2.5.  keep proper books of record and account in accordance with GAAP, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities, and permit representatives of the Lender, during normal business hours and upon reasonable prior notice to the Borrower, to examine, copy and make extracts from their books and records, to inspect its properties, and to discuss their business and affairs with their officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the business and affairs of the Borrower with such representatives), all to the extent reasonably requested by the Lender;

6.2.6.  provide Lender by fax or email, each Wednesday by 12 noon Eastern time, Borrower’s Weekly Flash Report reflecting Borrower’s current balances of cash, accounts receivable, accounts payable, inventory and sales order activity through the previous Friday, and within three (3) business days thereafter, make any mandatory prepayment required under Section 2.7;

6.2.7.  immediately notify Lender of the receipt of any payment on any Account or Account Receivable, or the occurrence of any event which has a material impact (positive or negative) on the Borrower’s financial condition or business prospects.  For purposes of this Section 6.2.7, an item will be deemed to have a material impact if it involves an increase or decrease, or a receipt or expenditure, of $250,000 or more.

6.2.8.  provide Lender quarterly financial statements within thirty (30) days after the end of each calendar quarter, with such detail as Lender may reasonably require; and

6.2.9.  provide Lender a weekly report (which may be by telephone) regarding all sales, collections and any other significant events regarding the Borrower or its business.

6.3.          Use of Proceeds.  The Borrower will use the proceeds of the Loans as provided in Section 1.2.1.

6.4.          Computation of Borrowing Base.  For the purpose of computing the Borrowing Base and its components and for the purpose of establishing the location and value of Collateral, the Borrower shall promptly upon request of the Lender furnish to the Lender information reasonably adequate to identify the Inventory, the Borrower’s Accounts and the other Collateral at such times and in such form and substance as may be reasonably requested by the Lender, including, but not limited to, copies of sales orders and raw material purchase documents.  Any documents, schedules, invoices or other paper delivered to the Lender by the Borrower may be destroyed or otherwise disposed of by the Lender six (6) months after they are delivered to or received by the Lender.  The Lender may make permanent records of all such documents, schedules, invoices and other papers, and the Lender shall be under no obligation to destroy or to return such documents, schedules, invoices and other papers to the Borrower.

6.5.          Verification.  The Borrower hereby authorizes the Lender to make verifications of its Accounts and Inventory in any manner and through any reasonable medium that the Lender considers advisable.

6.6           Taxes.  Within six (6) months following the date hereof, Borrower shall file all delinquent federal income and other tax returns which are required to be filed by it.  Borrower will pay all taxes due pursuant to such returns or pursuant to any assessment received by Borrower, except to the extent the same may be contested.  In addition, from and after the date hereof, Borrower shall file all federal income tax returns and other tax returns required to be filed prior to the date such returns are delinquent.  Borrower’s failure to comply strictly with the provisions of this Section 6.6 shall be an Event of Default under this Agreement.

Section 7.  Events of Default.

7.1.          Events of Default.  If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

7.1.1.  The Borrower shall default in the payment when due of any principal of any Loan; or

7.1.2.  The Borrower shall default in the payment when due of interest on any Loan or any fee or other amount payable by them under any Credit Document and such default shall continue unremedied for ten (10) days or more; or

7.1.3.  Any representation, warranty or certification made or deemed made by the Borrower or in any certificate, document or other written statement furnished to the Lender pursuant to the provisions thereof, shall prove to have been materially false or misleading as of the time made or deemed made in any material respect; or

7.1.4.  The Borrower shall default in the performance of any of its obligations in this Agreement; or

7.1.5.  The Borrower shall default in the performance of any of its obligations under any of the Credit Documents (other than this Agreement) after giving effect to any applicable grace period; or

7.1.6.  The Borrower shall admit in writing its inability to pay its Debts as such Debts become due; or

7.1.7.  Borrower shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of its creditors, (c) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (d) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of Debts, (e) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (f) take any action for the purpose of effecting any of the foregoing; or

7.1.8.  A proceeding or case shall be commenced, without the application or consent of Borrower, in any court of competent jurisdiction, seeking (a) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its Debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of Borrower or all or any substantial part of its assets, or (c) similar relief in respect of Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of Debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of ninety (90) or more days; or an order for relief against Borrower shall be entered in an insolvency case under the Bankruptcy Code; or

7.1.9.  The Liens created by the Credit Documents shall at any time not constitute a valid and perfected Lien on the Collateral described therein (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Lender, or any of the provisions hereof shall at any time cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested by the Borrower; or

7.2.          Remedies.  Upon the occurrence of any Event of Default, the Lender may, at its option, do any or all of the following:

7.2.1.  Cancel the Commitment Amount and/or declare the principal of all amounts owing under this Agreement and the other Credit Documents and all other indebtedness of the Borrower to the Lender, together with interest thereon, to be forthwith due and payable, regardless of any other specified maturity or due date, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, and without the necessity of prior recourse to any security;

7.2.2.  Implement any or all remedies available to the Lender under or in connection with the Credit Documents;

7.2.3.  If the Event of Default may be cured by the Lender by taking actions or making payments of money, the Lender shall have the right (but not the obligation) to take such actions (including without limitation the retention of attorneys and the commencement or prosecution of actions on its own behalf or on behalf of the Borrower), make such payments and pay for the costs of such actions (including without limitation reasonable attorneys’ fees and disbursements and court costs) from its own funds; provided, that the taking of such actions at the Lender’s expense or the making of such payments by the Lender out of the Lender’s own funds shall not be deemed to cure such Event of Default, and the same shall not be so cured unless and until the Borrower shall have reimbursed the Lender for such payment, together with interest at the Post-Default Rate from the date of such payment until the date of reimbursement.  If the Lender advances its own funds for such purposes, such funds shall be secured by the Credit Documents, notwithstanding that such advances may cause the total amount advanced thereunder to exceed the amount committed to be advanced pursuant to this Agreement, and the Borrower shall immediately upon demand reimburse the Lender therefore with interest at the Post-Default Rate, from the date of such advance until the date of reimbursement;

7.2.4.  Exercise any and all of its rights under the Credit Documents, or otherwise as a secured creditor, including, without limitation, foreclosing any security, and exercising any other rights with respect to security whether under the Credit Documents or any other agreement or as provided by law, all in such order and in such manner as the Lender in its sole discretion may determine; and

7.2.5.  In the case of the occurrence of an Event of Default referred to in Sections 7.1.7 or 7.1.8, the Commitment Amount shall automatically be cancelled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Note shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

7.3.          Other Amounts Deemed Loans.  If the Borrower fails to pay any tax, assessment, Governmental charge or levy within the time permitted, or to comply with any other obligation, the Lender may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of the Borrower, and to the extent permitted by law and at the option of the Lender, all monies so paid by the Lender on behalf of the Borrower shall be deemed Secured Obligations.

7.4.          Cumulative Remedies; No Waiver.  All remedies of the Lender provided for herein are cumulative and shall be in addition to any and all other rights and remedies provided in the Note, this Agreement, or any of the Credit Documents, or provided by law from time to time.  The exercise of any right or remedy by the Lender hereunder shall not in any way constitute a cure or waiver of default hereunder or under the Note, this Agreement or the Credit Documents, nor invalidate any notice of default or any act done pursuant to any such notice, nor prejudice the Lender in the exercise of any rights hereunder or under the Credit Documents, unless in the exercise of said right, the Lender realizes all amounts owed to it under the Credit Documents and all Events of Default are cured.  No waiver by the Lender of any default or breach by the Borrower hereunder shall be implied from any omission by the Lender to take action on account of such default if such default persists or is other than the default expressly made the subject of the waiver.  Any such express waiver shall be operative only for the time and to the extent therein stated.  Any waiver of any covenant, term or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant term or condition.  The consent or approval by the Lender to or of any act by the Borrower shall not be deemed to waive or render unnecessary consent or approval to or of any subsequent act.

Section 8.  Miscellaneous.

8.1.          Waiver.  No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

8.2.          Notices.  Except as otherwise expressly provided herein, any notice or other communication in connection with this Agreement must be in writing and must be sent by United States certified mail, return receipt requested, postage prepaid, by a nationally recognized overnight courier guaranteeing next day delivery, by facsimile transmission, or by personal delivery, properly addressed as follows:

If to Borrower, to:	Axion International Holdings, Inc. 180 South Street, Suite 104 New Providence, NJ 07974 Attn: Steve Silverman Facsimile: 908-542-0999

with a copy to:	Joel D. Mayersohn Roetzel & Andress, LPA 350 East Las Olas Boulevard, Ste. 1150 Fort Lauderdale, FL 33301 Facsimile: 954-462-4260

If to Lender, to:	Greenebaum & Rose Associates, Inc. 5301 Wisconsin Avenue, N.W. Suite 510 Washington, D.C. 20015 Attention: Samuel G. Rose Facsimile: 202-686-3617

and to:	Samuel G. Rose 7661 Fisher Island Drive Miami, FL 33109

with a copy to:	Ronald S. Shapiro Shapiro, Lifschitz and Schram, PC 1742 N Street, NW Washington, D.C. 20036 Facsimile: 202-689-1901

All notices will be deemed given three (3) business days following deposit in the United States mail with respect to certified or registered letters, one (1) business day following deposit if delivered to an overnight courier guaranteeing nationwide next day delivery (e.g., UPS or FedEx), and on the same day if sent by personal delivery or by facsimile transmission (with proof of transmission).  Attorneys for each party will be authorized to give notices for each such party.  Any party may change its address for the service of notice by giving written notice of such change to the other party in any manner above specified.

8.3.          Amendments, Etc.  Except as otherwise expressly provided herein, any provision of this Agreement or the Note may be amended or modified only by an instrument in writing signed by the Borrower and the Lender, and any provision of this Agreement may be waived by the Lender.

8.4.          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.5.          Assignments and Participations.  Neither party may assign its rights or obligations hereunder or under the Note without the prior consent of the other party.

8.6.          Further Assurances.  The Borrower shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonable necessary from time to time to give effect to the Credit Documents and the transactions contemplated thereby.

8.7.          Captions.  The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

8.8.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

8.9.          Confidential Information.  Lender acknowledges that the information it will receive under this Agreement, including but not limited to the information provided by Borrower under Sections 6.2.7, 6.2.8 and 6.2.9 hereof, is confidential and has been (or will be) prepared solely for Lender’s private and confidential use and is not to be used for any purpose other than in connection with this Agreement.  By accepting this information, now and in the future, Lender agrees with the Borrower to maintain such confidential information in confidence, to the extent that such information is material and is not otherwise public.  Lender furthermore recognizes and acknowledges its obligations under applicable federal securities laws as to the use of such information.

8.10.       Governing Law:  Submission to Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MARYLAND.  THE BORROWER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT OR MARYLAND STATE COURT SITTING IN MONTGOMERY COUNTY, MARYLAND, FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  THIS PROVISION IS A MATERIAL INDUCEMENT TO THE LENDER TO ENTER INTO THE FINANCING TRANSACTION.  IT SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY THE LENDER’S  ABILITY TO PURSUE ITS REMEDIES INCLUDING, BUT NOT LIMITED TO, ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED HEREIN OR ANY OTHER DOCUMENT RELATED HERETO OR THERETO.

IN WITNESS WHEREOF, the Borrower has caused this Agreement to be duly executed as of the day and year first above written.

AXION INTERNATIONAL HOLDINGS, INC.,
a Colorado corporation

By:	/s/ Steve Silverman
Print Name: Steve Silverman
Title: Chief Executive Officer

Personal Undertaking

The undersigned Steve Silverman hereby agrees, in his personal capacity, that so long as any amount remains outstanding under the Revolving Credit Note, if the Borrower voluntarily or involuntarily becomes the subject of a bankruptcy, insolvency, reorganization or similar proceeding, or if the Borrower defaults in the payment of any obligation owing to Lender, the undersigned will continue to act on behalf of the Company and use commercially reasonable efforts to cause the Company to collect the Accounts and Accounts Receivable and to liquidate any other Collateral for the Lender’s benefit.

/s/ Steve Silverman
Steve Silverman

IN WITNESS WHEREOF, the Lender has caused this Agreement to be duly executed as of the day and year first above written.

/s/ Samuel G. Rose
Samuel G. Rose

EXHIBIT 2.2

REVOLVING CREDIT NOTE

EXHIBIT 2.3

BORROWING BASE CERTIFICATE

EXHIBIT 4.1.3

UCC FINANCING STATEMENT